EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS STRONG FIRST QUARTER 2015 RESULTS

WITH 7% COMPARABLE SALES GROWTH AND EPS OF $0.15 VERSUS $0.02 LAST YEAR

PITTSBURGH–May 20, 2015 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.15 for the first quarter ended May 2, 2015, a significant increase from EPS of $0.02 for the comparable quarter last year, and above EPS guidance of $0.09 to $0.12. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, Interim CEO commented, “Our strong first quarter results reflected outstanding merchandise and customer-focused execution. Both AE and aerie performed well, achieving higher sales and earnings, proving successful in a price promotional retail climate. We will continue to raise the bar by offering great product quality, innovation, style and value. Across the organization, we are focused on the market opportunity to leverage our competitive strengths in merchandising, new technologies and capabilities to gain further market share and deliver earnings growth.”

First Quarter 2015 Results

•	Total net revenue increased 8% to $700 million from $646 million last year.

•	Consolidated comparable sales increased 7%, compared to a 10% decrease last year.

•	Gross profit increased 16% to $262 million and rose 260 basis points to 37.5% as a rate to revenue. A reduction in the markdown rate led to approximately 290 basis points of merchandise margin expansion, which was partially offset by 30 basis points of buying, occupancy and warehousing deleverage.

•	Selling, general and administrative expense of $185 million was flat to last year. As a rate to revenue, SG&A leveraged 210 basis points to 26.5% compared to 28.6% last year. Our expense reduction initiatives offset increases in incentive and variable selling expense, driven by strong sales performance.

•	Operating income increased to $42 million from $8 million last year, and the operating margin expanded 470 basis points to 6.0% as a rate to revenue.

•	Other income of $6 million is primarily comprised of currency gains related to cash held in Canadian dollars.

•	EPS of $0.15, a significant increase from EPS of $0.02 last year.

Inventory

Total merchandise inventories at the end of the first quarter increased 1% to $333 million compared to $329 million last year. At cost per foot, inventory was flat. Second quarter 2015 ending inventory at cost per foot is expected to be up in the mid single-digits due to merchandise investments and positive sales trends.

Capital Expenditures

In the first quarter, capital expenditures totaled $42 million. For fiscal 2015, the company continues to expect capital expenditures of approximately $150 million, which includes the chain-wide roll-out of the point of sale system, supporting technologies and the completion of our new fulfillment center, as well as new and remodeled store investments.

Store Information

In the quarter, the company opened four new factory stores, including one in Mexico, and closed six locations, including three AE and three aerie stores. Ten international licensed stores opened during the quarter, including five stores in Japan, four stores in Israel and the first store in Qatar. For additional first quarter 2015 actual and fiscal 2015 projected store information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and investments of $327 million compared to $328 million last year.

Second Quarter Outlook

Based on a high single digit increase in comparable sales, management expects second quarter 2015 EPS to be approximately $0.11 to $0.14. This guidance excludes potential asset impairment and restructuring charges, and compares to EPS of $0.03 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 11:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

The company has provided merchandise margin, a non-GAAP financial measure defined as gross margin excluding buying, occupancy and warehousing costs. This measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 111 international stores operated by licensees in 17 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including second quarter 2015 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters, Inc.

                     Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 2, 2015	January 31, 2015	May 3, 2014
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$326,907	$410,697	$327,699
Merchandise inventory	332,645	278,972	329,249
Accounts receivable	64,010	67,894	67,720
Prepaid expenses and other	77,503	73,848	90,227
Deferred income taxes	58,574	59,102	46,057

Total current assets	859,639	890,513	860,952

Property and equipment, net	706,885	694,856	680,378
Intangible assets, net	47,419	47,206	49,087
Goodwill	13,243	13,096	13,598
Non-current deferred income taxes	9,129	14,035	11,663
Other assets	36,445	37,202	36,199

Total Assets	$1,672,760	$1,696,908	$1,651,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$203,239	$191,146	$195,703
Accrued compensation and payroll taxes	40,379	44,884	31,219
Accrued rent	78,741	78,567	74,023
Accrued income and other taxes	6,504	33,110	7,756
Unredeemed gift cards and gift certificates	37,385	47,888	35,578
Current portion of deferred lease credits	13,125	12,969	13,155
Other current liabilities and accrued expenses	49,415	50,529	38,303

Total current liabilities	428,788	459,093	395,737

Deferred lease credits	57,162	54,516	61,562
Non-current accrued income taxes	10,884	10,456	11,063
Other non-current liabilities	30,521	33,097	34,357

Total non-current liabilities	98,567	98,069	106,982

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	563,709	569,675	556,054
Accumulated other comprehensive income	(11,044)	(9,944)	16,093
Retained earnings	1,545,674	1,543,085	1,542,106
Treasury stock	(955,430)	(965,566)	(967,591)

Total stockholders’ equity	1,145,405	1,139,746	1,149,158

Total Liabilities and Stockholders’ Equity	$1,672,760	$1,696,908	$1,651,877

Current Ratio	2.00	1.94	2.18

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	May 2, 2015	% of Revenue	May 3, 2014	% of Revenue
Total net revenue	$699,520	100.0%	$646,129	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	437,308	62.5%	420,284	65.1%

Gross profit	262,212	37.5%	225,845	34.9%
Selling, general and administrative expenses	185,091	26.5%	185,058	28.6%
Depreciation and amortization	35,127	5.0%	32,362	5.0%

Operating income	41,994	6.0%	8,425	1.3%
Other income, net	5,970	0.9%	686	0.1%

Income before income taxes	47,964	6.9%	9,111	1.4%
Provision for income taxes	18,909	2.6%	5,245	0.8%

Net income	$29,055	4.4%	$3,866	0.6%

Net income per basic share	$0.15		$0.02

Net income per diluted share	$0.15		$0.02

Weighted average common shares outstanding - basic	194,975		194,060
Weighted average common shares outstanding - diluted	195,880		194,702

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

13 Weeks Ended May 2, 2015
GAAP Gross Margin Basis Point Improvement	260
Add back: Buying, Occupancy and Warehousing Cost Basis Point Leverage	30

Non-GAAP Merchandise Margin Basis Point Improvement	290

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	First Quarter Comparable Sales
	2015	2014
American Eagle Outfitters, Inc. (1)	7%	-10%

AE Total Brand (1)	7%	-11%
aerie Total Brand (1)	12%	-4%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	First Quarter Fiscal 2015	Fiscal 2015 Guidance
Consolidated stores at beginning of period	1,056	1,056
Consolidated stores opened during the period
AE Brand	4	20
aerie	—	2
Consolidated stores closed during the period
AE Brand	(3)	(45-50)
aerie	(3)	(20-25)

Total consolidated stores at end of period	1,054	1,003 - 1,013

Stores remodeled and refurbished during the period	10	25-30
Total gross square footage at end of period	6,617,032	Not Provided

International license stores at end of period (1)	109	141

(1)	International license stores are not included in the consolidated store data or the total gross square footage calculation.